Exhibit 10.21

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of March 9, 2020, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 505 Howard Street, 3rd Floor, San Francisco, California 94105 (“Bank”) and MOLEKULE, INC., a Delaware corporation whose address is 1184 Harrison Street, San Francisco, California 94103 (“Borrower”).

1.DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 29, 2019, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of August 29, 2019, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as defined in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.DESCRIPTION OF CHANGE IN TERMS.

A.Modifications to Loan Agreement.

1

Borrower hereby acknowledges and agrees that, on or before the date that is thirty (30) days from the date of this Loan Modification Agreement, Borrower will deliver to Bank, each in form and substance satisfactory to Bank: (a) a certificate on the Acord 25 form with respect to Borrower’s liability insurance policies, (b) a certificate on the Acord 28 form with respect to Borrower’s property insurance policies, (c) an endorsement to Borrower’s general liability insurance policy that names Bank as an additional insured, (d) an endorsement to Borrower’s property insurance policy that names Bank as the sole lender’s loss payee and (e) endorsements to the general liability and property insurance policies stating that the insurer will give Bank at least twenty (20) days prior written notice (ten (10) days for non-payment of premium) before any such policy or policies shall be canceled. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence on or before the date that is thirty (30) days from the date of this Loan Modification Agreement shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

2	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2 thereof:

“(a)Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. For the avoidance of doubt, subject in each case to terms and conditions of this Agreement with respect to the amount available to borrow with respect to Eligible Accounts, Eligible Inventory and the Working Capital Amount at any time, Borrower shall have the right to designate with each request for an Advance the portion of such Advance that shall be based on Eligible Accounts, Eligible Inventory and the Working Capital Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. With respect to any voluntary repayment of amounts under the Revolving Line by Borrower (i) made when a Streamline Period is in effect, Borrower may designate, prior to making such repayment, the portion of such repayment that will be applied to each of the outstanding Obligations with respect to Advances made based upon Eligible Accounts, the outstanding Obligations with respect to Advances made based upon Eligible Inventory and the outstanding Obligations with respect to Advances made based upon the Working Capital Amount (provided that the amount of any such repayment with respect to which Borrower has not made a designation prior to the repayment being made shall be applied in the order set forth in subsection (ii)) or (ii) made when a Streamline Period is not in effect, the amount of such repayment will be applied first to the outstanding Obligations with respect to Advances made based upon Eligible Accounts (up to the total amount of such Obligations), second to the outstanding Obligations with respect to Advances made based upon Eligible Inventory (up to the total amount of such Obligations) and third to the outstanding Obligations with respect to Advances made based upon the Working Capital Amount (up to the total amount of such Obligations).”

and inserting in lieu thereof the following:

“(a)Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. For the avoidance of doubt, subject in each case to terms and conditions of this Agreement with respect to the amount available to borrow with respect to Eligible Accounts and Eligible Inventory at any time, Borrower shall have the right to designate with each request for an Advance the portion of such Advance that shall be based on Eligible Accounts and Eligible Inventory. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. With respect to any voluntary repayment of amounts under the Revolving Line by Borrower (i) made when a Streamline Period is in effect, Borrower may designate, prior to making such repayment, the portion of such repayment that will be applied to each of the outstanding Obligations with respect to Advances made based upon Eligible Accounts and the outstanding Obligations with respect to Advances made based upon Eligible Inventory (provided that the amount of any such repayment with respect to which Borrower has not made a designation prior to the repayment being made shall be applied in the order set forth in subsection (ii)) or (ii) made when a Streamline Period is not in effect, the amount of such repayment will be applied first to the outstanding Obligations with respect to Advances made based upon Eligible Accounts (up to the total amount of such Obligations) and second to the outstanding Obligations with respect to Advances made based upon Eligible Inventory (up to the total amount of such Obligations).”

3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.6(a) thereof:

“(i)Advances. Subject to Section 2.6(b), (x) the principal amount outstanding under the Revolving Line in respect of Advances based on Eligible Accounts shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate and (B) four and three-quarters of one percent (4.75%), (y) the principal amount outstanding under the Revolving Line in respect of Advances based on Eligible Inventory shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate plus one-quarter of one percent (0.25%) and (B) five percent (5.00%), and (z) the principal amount outstanding under the Revolving Line in respect of Advances based on the Working Capital Amount shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate plus one-half of one percent (0.50%) and (B) five and one-quarter of one percent (5.25%). In each case, such interest shall be payable monthly in accordance with Section 2.6(d) below.”

and inserting in lieu thereof the following:

“(i)Advances. Subject to Section 2.6(b), (x) the principal amount outstanding under the Revolving Line in respect of Advances based on Eligible Accounts shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate and (B) four and three-quarters of one percent (4.75%) and (y) the principal amount outstanding under the Revolving Line in respect of Advances based on Eligible Inventory shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate plus one-quarter of one percent (0.25%) and (B) five percent (5.00%). In each case, such interest shall be payable monthly in accordance with Section 2.6(d) below.”

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.3(c) thereof:

“Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), which amounts will be applied first to the outstanding Obligations with respect to Advances made based upon Eligible Accounts (up to the total amount of such Obligations), second to the outstanding Obligations with respect to Advances made based upon Eligible Inventory (up to the total amount of such Obligations) and third to the outstanding Obligations with respect to Advances made based upon the Working Capital Amount (up to the total amount of such Obligations), or (ii) when a Streamline Period is in effect, transferred on a daily basis to Borrower’s operating account with Bank.”

and inserting in lieu thereof the following:

“Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), which amounts will be applied first to the outstanding Obligations with respect to Advances made based upon Eligible Accounts (up to the total amount of such Obligations) and second to the outstanding Obligations with respect to Advances made based upon Eligible Inventory (up to the total amount of such Obligations), or (ii) when a Streamline Period is in effect, transferred on a daily basis to Borrower’s operating account with Bank.”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.8 thereof:

“(a)Maintain its and all of its Subsidiaries’ primary Deposit Accounts, the Cash Collateral Account and primary Securities Accounts with Bank and Bank’s Affiliates. In respect of payment processor accounts disclosed in the Perfection Certificate delivered on the Effective Date or otherwise disclosed to Bank in writing, Borrower may maintain such payment processor accounts so long as proceeds in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) received in such accounts are transferred to a Deposit Account of Borrower maintained at Bank promptly, and in any event on a weekly basis (the “Payment Processor Accounts”). Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.”

and inserting in lieu thereof the following:

“(a)Maintain its and all of its Subsidiaries’ primary Deposit Accounts, the Cash Collateral Account and excess cash with Bank and Bank’s Affiliates. In addition to the foregoing, Borrower, any Subsidiary of Borrower and any Guarantor shall conduct all of its business credit cards banking exclusively with Bank and Bank’s Affiliates. In respect of payment processor accounts disclosed in the Perfection Certificate delivered on the Effective Date or otherwise disclosed to Bank in writing, Borrower may maintain such payment processor accounts so long as proceeds in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) received in such accounts are transferred to a Deposit Account of Borrower maintained at Bank promptly, and in any event on a weekly basis (the “Payment Processor Accounts”). Any Guarantor shall maintain all depository, operating and excess cash with Bank and Bank’s Affiliates.”

6	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.9 thereof:

“6.9Financial Covenant – Equity Event. Deliver evidence to Bank, reasonably satisfactory to Bank, on or prior to December 31, 2019, that the Equity Event occurred on or prior to such date.”

and inserting in lieu thereof the following:

“6.9Financial Covenants.

(a)Cash and Cash Equivalents at Bank. Maintain at all times, to be tested as of any day, unrestricted and unencumbered cash and Cash Equivalents maintained with Bank of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00).

(b)Liquidity Ratio. Maintain at all times, to be tested as of any day, a Liquidity Ratio of at least 1.50:1.00.”

7	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Permitted Indebtedness” in Section 13.1 thereof:

“(h)unsecured Indebtedness of Borrower arising from corporate credit cards and bank service agreements in the ordinary course of business not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time;”

and inserting in lieu thereof the following:

“(h)unsecured Indebtedness of Borrower arising from bank service agreements (other than bank services related to credit cards) in the ordinary course of business not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time;”

8	The Loan Agreement shall be amended by inserting the following new definition, appearing alphabetically in Section 13.1 thereof:

““Liquidity Ratio” is, as of any date of determination, the ratio of (a) the sum of Borrower’s (i) unrestricted and unencumbered cash and Cash Equivalents maintained with Bank plus (ii) net billed trade accounts receivable determined according to GAAP, to (b) the aggregate amount of all Obligations in connection with the Revolving Line.”

9	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

““Adjusted Quick Ratio” is, as of any date of determination, the ratio of (i) Quick Assets, to (ii) the sum of (a) Current Liabilities minus (b) Deferred Revenue minus (c) the current portion of the Obligations constituting the GCTL.”

““Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

““Quick Assets” is, on any date, the sum of Borrower’s (i) unrestricted and unencumbered cash and Cash Equivalents maintained with Bank plus (ii) net billed trade accounts receivable determined according to GAAP.”

““Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, but excluding all Subordinated Debt.”

““Working Capital Amount” means the sum of (x) the Revolving Line, minus (y) the aggregate amount available under clauses (a) and (b) of the Borrowing Base, which shall not at any time be less than zero (0).”

10	The Loan Agreement shall be amended by deleting the following definition, appearing in Section 13.1 thereof:

““Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts, plus (b) fifty percent (50%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value), each as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report), plus (c) the Working Capital Amount; provided, however, that Bank has the right to decrease the foregoing percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.”

““Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has maintained an Adjusted Quick Ratio, for each consecutive day in the immediately preceding month as determined by Bank in its reasonable business judgment, in an amount at all times of at least 1.25 to 1.00 (the “Streamline Balance”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank in its reasonable business judgment. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Balance each consecutive day for one (1) calendar month, as determined by Bank in its reasonable business judgment, prior to entering into a subsequent Streamline Period. Each Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable business judgment, that the Streamline Balance has been achieved.”

and inserting in lieu thereof the following:

““Borrowing Base” is (a) eighty percent (80%) of Eligible Accounts, plus (b) fifty percent (50%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value), each as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report).”

““Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has maintained both (i) a Liquidity Ratio, for each consecutive day in the immediately preceding month as determined by Bank in its reasonable business judgment, in an amount at all times of at least 2.00 to 1.00 and (ii) unrestricted and unencumbered cash and Cash Equivalents with Bank of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) for each consecutive day in the immediately preceding month as determined by Bank in its reasonable business judgment (collectively, the “Streamline Balance”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank in its reasonable business judgment. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Balance each consecutive day for one (1) calendar month, as determined by Bank in its reasonable business judgment, prior to entering into a subsequent Streamline Period. Each Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable business judgment, that the Streamline Balance has been achieved.”

11	Effective as of February 15, 2020, the Loan Agreement shall be amended by deleting the following definition, appearing in Section 13.1 thereof:

““Revolving Line Maturity Date” is February 15, 2020.” and inserting in lieu thereof the following:

““Revolving Line Maturity Date” is March 31, 2021.”

12	The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Schedule 1 hereto.

4.FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to Ten Thousand Dollars ($10,000.00), which fee shall be fully earned, due and payable as of the date hereof. Borrower shall also reimburse Bank for all documented legal fees and expenses reasonably incurred by Bank in connection with this amendment to the Existing Loan Documents.

5.INTENTIONALLY OMITTED.

6.CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8.RELEASE BY BORROWER.

A.

FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1

Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2	Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3The terms of this Loan Modification Agreement are contractual and not a mere recital.

4

This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

9.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10.COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

MOLEKULE, INC.		SILICON VALLEY BANK

By:	/s/ Jaya Rao	By:	/s/ Michelle Wu

	Name: Jaya Rao		Name: Michelle Wu

	Title: Chief Executive Officer		Title: Vice President

Schedule 1

EXHIBIT B

COMPLIANCE STATEMENT